EXHIBIT 11.01
                                                                   -------------

                                  DSL.NET, INC.

        STATEMENT OF COMPUTATION OF BASIC AND DILUTED NET LOSS PER SHARE
                                   (UNAUDITED)





                                                                  THREE MONTHS ENDED
                                                                        MARCH 31,
                                                           ---------------------------------
                                                               2001                 2002
                                                           ------------         ------------
          Loss applicable to common stock                  $(26,627,000)        $(11,707,000)
                                                           ============         ============

          Basic and diluted:
          Weighted average shares of common stock
              outstanding                                    64,735,368           64,851,466
          Less:  Weighted average shares subject to
              repurchase                                     (1,349,671)            (108,311)
                                                           ------------         ------------
          Weighted average shares used in computing
              basic and diluted net loss per share           63,385,697           64,743,155
                                                           ============         ============

          Basic and diluted net loss per share             $      (0.42)        $      (0.18)
                                                           ============         ============

THIS EXHIBIT CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM DSL.NET, INC.'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2002 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH REPORT.